Exhibit 99.1

Great Elm Capital Corp. Announces 2016 Financial Results

Boston, March 29, 2017 – Great Elm Capital Corp. (“we”, “us”, “our” or “GECC”), (NASDAQ: GECC), today announced its financial results for the quarter ended December 31, 2016 and filed its annual report on Form 10-K with the U.S. Securities and Exchange Commission.

FINANCIAL HIGHLIGHTS

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Net investment income (“NII”) for the period ended December 31, 2016 was $5,000. Excluding one-time merger and formation transaction-related professional fees, NII for the period ended December 31, 2016 was $3.5 million, or $0.28 per share, which was significantly in excess of our declared distribution of $0.166 per share for the same period (approximately 1.7x distribution coverage).

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Beginning in January 2017, monthly distributions were declared at $0.083 per share for the first quarter. In March, the Board of Directors declared a monthly distribution of $0.083 per share for the second quarter of 2017.

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Net assets on December 31, 2016 were approximately $173.0 million. Net asset value (“NAV”) per share at December 31, 2016 was $13.52 as compared to $14.41 per share on November 3, 2016, the day of the merger closing. The decrease in NAV per share is primarily driven by unrealized mark-to-market adjustments of the carrying value of the portfolio. We had a $0.3 million realized net gain on portfolio investments that were monetized during the period ended December 31, 2016 and net unrealized depreciation of investments of approximately $13.5 million, or approximately ($1.05) per share.

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During the period ended December 31, 2016, we purchased 98,172 shares of our stock through our stock buyback program at an average price of $10.73, utilizing $1.1 million of our $50.0 million buyback program. From the commencement of the stock buyback program through March 24, 2017, we purchased 338,306 shares at a weighted average price of $11.18 per share, resulting in $3.8 million of cumulative cash paid to repurchase shares.

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During the period ended December 31, 2016, we invested $42.5 million across eight portfolio companies (1), including three new portfolio investments. During the period ended December 31, 2016, we monetized $41.7 million across 16 portfolio companies (2) (in part or in full), including the complete exit of six of the legacy Full Circle portfolio investments at a net gain.

“In reflecting on our first quarter managing GECC, we are pleased with the current state of our portfolio, with the investments we have made and with our ability to monetize the legacy Full Circle portfolio at a much quicker rate than we had anticipated. Furthermore, we see significant upside potential in the portfolio today across a number of catalyst-driven investments, which we believe will allow us to grow both NAV per share and our distributions.” said Peter A. Reed, Chief Executive Officer of GECC.

PORTFOLIO AND INVESTMENT ACTIVITY

As of December 31, 2016, we had investments in debt instruments of 21 companies, totaling $154.2 million. Debt investments represented 99.7% of invested capital, as of December 31, 2016, with 91.8% of invested capital allocated to first lien and/or senior secured debt instruments and 7.9% of invested capital in unsecured debt obligations. We also had equity investments in five companies, totaling approximately $0.5 million.

As of December 31, 2016, the weighted average current yield on our debt portfolio was approximately 12.76% with approximately 38% of invested capital in floating rate debt instruments.

During the period ended December 31, 2016, we deployed approximately $42.5 million into new and existing investments across eight companies (three new, five existing). The weighted average price of the new debt investments was $0.9255, carrying a weighted average current yield of 12.18%. All of these instruments are characterized as first lien and / or senior secured investments.

During the period ended December 31, 2016, we monetized sixteen investments, in part or in full, for approximately $41.7 million, at a weighted average current yield of 10.54%, including the complete exit of six investments acquired from Full Circle in the merger, which were sold at a net gain.  The weighted average price we received for the investments was $0.9852.

CONSOLIDATED RESULTS OF OPERATIONS

Total investment income for the period ended December 31, 2016 was approximately $5.8 million, or $0.45 per share. Net expenses for the period ended December 31, 2016 were approximately $5.8 million, or $0.45 per share. Included in this quarter’s operating expenses was $3.5 million, or $0.27 per share, of professional fees associated with the Full Circle/Great Elm merger and formation transactions that are one-time in nature.

After deducting those one-time charges, net investment income for the period ended December 31, 2016 was $5,000.

Net realized gains for the period ended December 31, 2016 were $0.3 million, or approximately $0.02 per share. Net unrealized depreciation from investments for the period ended December 31, 2016 was approximately $13.5 million, or approximately ($1.05) per share.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2016, available liquidity from cash and cash equivalents was approximately $66.8 million, comprised of cash and investments in money market mutual funds.

Total debt outstanding as of December 31, 2016 was approximately $33.7 million, comprised entirely of the 8.25% notes due June 30, 2020 (NASDAQ: FULLL).

RECENT DEVELOPMENTS

Distributions:

Our board of directors declared the monthly distributions for the second quarter of 2017 at $0.083 per month. The schedule of distribution payments is as follows:

Month	Rate	Record Date	Payable Date
April	$0.083	April 28, 2017	May 15, 2017
May	$0.083	May 31, 2017	June 15, 2017
June	$0.083	June 30, 2017	July 14, 2017

Our distribution policy has been designed to set a base distribution rate that is well-covered by NII that will be supplemented by special distributions from the realization of catalyst-driven investments.  We currently have approximately $1.8 million, or approximately $0.14 per share, of spillback income that we will be required to distribute during the first nine months of 2017.

Portfolio Investments:

On January 27, 2017, Avanti Communications Group plc announced the completion of its previously announced refinancing, with the settlement of its (1) consent solicitation to permit, among other things, the incurrence of up to $132.5 million in super senior PIK Toggle Notes and the payment of PIK interest on the Existing Notes in lieu of cash for certain future interest payments due on the Existing Notes, (2) the New Money Offer and (3) offer to holders participating in the New Money Offer to exchange a portion of their Existing Notes for additional PIK Toggle Notes.  Holders who elected to backstop the New Money Offer also received their pro rata share of additional common equity issued by Avanti in an aggregate amount equal to 9.09% of Avanti’s total outstanding shares. Through completion of the consent solicitation and the New Money Offer, Avanti received $80.0 million of new cash funding, with an additional $50.0 million of funding available on a delayed draw basis, and will have the ability to defer up to $112.0 million of future interest payments through April 2018.  We took part in the refinancing, exchanging $22.9 million of Existing Notes for new PIK Toggle Notes and purchasing an additional $9.2 million of PIK Toggle Notes for $8.9 million.  We continue to hold $47.2 million of Existing Notes.

In January 2017, we purchased an aggregate of $8.0 million face value of Nana Development Corp bonds.  These senior secured bonds have a coupon of 9.50% and mature March 15, 2019.

In January and February 2017, we sold all of our holdings in Trilogy International Partners, LLC at an average price of 102.9% of par, resulting in a realized gain of approximately $0.3 million.

In February 2017, we sold our loan to JN Medical Corporation for total consideration, including payment for expenses due under the loan agreement, of $3.0 million.  We recognized approximately $1.0 million of gain on the sale.

In February 2017, our loans to RiceBran Technologies Corporation were paid off at par plus accrued interest and fees.

In February 2017, certain assets of Pristine Environments were acquired by our newly-formed, wholly owned subsidiary, PE Facility Solutions LLC.  The proceeds of the asset acquisition were used by Pristine Environments to repay all but $0.5 million of our outstanding credit facility.

In March 2017, our holdings in the 12.50% Senior Secured Notes of Optima Specialty Steel were refinanced at par plus accrued interest of approximately $15.3 million following bankruptcy court approval of Optima’s debtor-in-possession financing, resulting in the reversal of the unrealized loss of approximately $1.2 million at December 31, 2016. We received an approximately $12.7 million allocation of such debtor-in-possession facility.

Capitalization:

We are separately announcing today a stock buyback through a self tender offer for shares of our common stock.

CONFERENCE CALL AND WEBCAST

Great Elm Capital Corp. will host a conference call and webcast on Thursday, March 30, 2017 at 10:00 a.m. Eastern Time to discuss its fourth quarter financial results. All interested parties are invited to participate in the conference call by dialing +1 (844) 820-8297; international callers should dial +1 (661) 378-9758. Participants should enter the Conference ID 97302217 when asked. For a copy of the slide presentation that will be referenced during the course of our conference call, please visit http://www.greatelmcc.com/ under Investor Relations. Additionally, the conference call with be webcast simultaneously at http://edge.media-server.com/m/p/b9prqagg.

About Great Elm Capital Corp.

Great Elm Capital Corp. is an externally managed, specialty finance company focused on investing in debt instruments of middle market companies. GECC elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. GECC’s investment objective is to generate both current income and capital appreciation, while seeking to protect against risk of permanent capital loss. GECC focuses on special situations and catalyst-driven investments as it seeks attractive risk-adjusted returns.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this communication that are not historical facts are “forward-looking” statements within the meaning of the federal securities laws. These statements are often, but not always, made through the use of words or phrases such as “expect,” “anticipate,” “should,” “will,” “estimate,” “designed,” “seek,” “potential,” “continue,” “upside,” and “potential,” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: conditions in the credit markets, the price of GECC common stock, performance of GECC’s portfolio and investment manager. Information concerning these and other factors can be found in GECC’s Form 10-K and other reports filed with the SEC. GECC assumes no obligation to, and expressly disclaims any duty to, update any forward-looking statements contained in this communication or to conform prior statements to actual results or revised expectations except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Media & Investor Contact:

Meaghan K. Mahoney

Senior Vice President

+1 (617) 375-3006

investorrelations@greatelmcap.com

Endnotes:

1) This includes new deals, additional fundings, refinancings and payment in kind “PIK” interest.

2) This includes scheduled principal payments, prepayments, sales and repayments (inclusive of those on revolving credit facilities).

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENT OF ASSETS AND LIABILITIES

DECEMBER 31, 2016

Dollar amounts in thousands (except per share amounts)

Assets
Investments, at fair value (amortized cost of $168,132)	$154,677
Cash and cash equivalents	66,782
Receivable for investments sold	9,406
Interest receivable	4,338
Principal receivable	786
Due from portfolio company	312
Deposit at broker	56
Due from affiliates	80
Prepaid expenses and other assets	107
Total assets	$236,544

Liabilities
Notes payable 8.25% due June 30, 2020 (including unamortized premium of $888)	$34,534
Payable for investments purchased	21,817
Distributions payable	2,123
Due to affiliates	3,423
Accrued expenses and other liabilities	1,663
Total liabilities	$63,560

Commitments and contingencies (Note 6)	$—

Net Assets
Common stock, par value $0.01 per share (100,000,000 shares authorized, 12,790,880 shares issued and outstanding at December 31, 2016 )	$128
Additional paid-in capital	219,317
Accumulated net realized losses	(34,341)
Undistributed net investment income	1,335
Net unrealized depreciation on investments	(13,455)
Total net assets	$172,984
Total liabilities and net assets	$236,544
Net asset value per share	$13.52

GREAT ELM CAPITAL CORP.

CONSOLIDATED STATEMENT OF OPRATIONS

APRIL 22, 2016 DECEMBER 31, 2016

Dollar amounts in thousands (except per share amounts)

Investment Income:
Interest income	$5,313
Other income	518
Total investment income	5,831

Expenses:
Management fees	392
Incentive fees	863
Administration fees	224
Custody fees	10
Directors’ fees	38
Professional services	186
Professional services related to the Merger and Formation transactions	3,471
Interest and credit facility expenses	420
Other expenses	214
Total expenses	5,818
Accrued administration fees waiver	(80)
Net expenses	5,738
Net investment income before taxes	93
Income tax, including excise tax	88
Net investment income	5

Net realized and unrealized gains (losses) on investment transactions:
Net realized gain/(loss) from:
Investments	274
Purchase Accounting	(4,698)
Net change in unrealized appreciation (depreciation) from:
Investments	(13,455)
Net realized and unrealized losses	(17,879)
Net decrease in net assets resulting from operations	$(17,874)

Net investment income per share (basic and diluted):	$0.00	(1)
Earnings per share (basic and diluted):	$(1.39)
Weighted average shares outstanding:	12,852,758

(1)	Rounds to less than 0.005

GREAT ELM CAPITAL CORP.

PER SHARE DARA

November 4, 2016 (Commencement of Operations) to December 31, 2016
Per Share Data:(1)
Net asset value, beginning of period	$14.41
Net investment income	0.28
Net realized gains	0.02
Net unrealized losses	(1.05)
Net decrease in net assets resulting from operations	(0.75)
Accretion from share buybacks	0.03
Distributions declared from net investment income(2)	(0.17)
Distributions declared from net realized gains(2)	—
Net decrease resulting from distributions to common stockholders	(0.17)
Net asset value, end of period	$13.52

(1)	The per share data was derived by using the weighted average shares outstanding during the period.
(2)	The per share data for distributions declared reflects the actual amount of distributions of record per share for the period.